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                                                                   Exhibit 10.23

                        [Letterhead of John T. Dickson]

December 15, 2000


Mark T. Greenquist
Lerchenbergstrasse 115
CH-8703 Erlenbach
Switzerland


Dear Mark:

It gives me great pleasure to offer you an Officer position with Agere Systems Inc., formerly known as the Microelectronics Group of Lucent Technologies Inc. (hereinafter "Agere" or the "Company"). In addition to confirming my offer, this letter sets out the terms and conditions of your employment with Agere. It also outlines the current major features of Agere's compensation and benefit plans and practices.

As you are aware, Lucent has announced its intention to spin-off Agere into a separate company initially through an IPO, which is expected to occur in the first quarter of calendar 2001, with the actual spin-off currently scheduled for later in calendar 2001. All of the plans referred to in this letter reflect the current compensation and benefit plans that apply to Agere employees. It is expected that Agere will initially adopt most of these plans, although many of the decisions associated with compensation and employee benefit design post-spin have not been finalized, and it is expected that changes will occur from the current offerings.

ASSUMPTION OF DUTIES: We propose that effective on or about January 22, 2001, you will assume the position of Executive Vice President and Chief Financial Officer of Agere reporting to me. Your principal work location will be in Allentown, Pennsylvania.

COMPENSATION COMPONENTS: The Company's fiscal year begins October 1 and ends September 30. Currently, compensation consists of three components: Base Salary, a Short Term Incentive Award, and Stock Option grants made under the Long Term Incentive Program. These components are described below.

BASE SALARY: Your initial annual base salary will be $400,000. Employees are paid monthly and based on a January 22, 2001 date of hire, you would receive your first paycheck at the end of January and thereafter at the end of each month. You will be eligible for a salary increase consideration 24 months from hire.

SHORT TERM INCENTIVE AWARD: Your target bonus opportunity is 70% of your base salary (i.e., 70% x $400,000 = $280,000). Above target performance would, of course, yield above target compensation, consistent with Agere's pay-for-performance philosophy. Short Term Awards for fiscal year 2001 are payable in December 2001. Since you will be joining us after the beginning of the fiscal year, your 2001 short term incentive award will be prorated for your partial service during the fiscal year.

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Mark T. Greenquist
December 15, 2000
Page 2

STOCK OPTIONS: As an officer of Agere, you will be eligible to receive non-qualified stock option grants under the Long Term Incentive Program ("LTIP"). The plan provides for supervisory assessment of your performance in awarding options. As with the Short Term Incentive, Long Term Incentives are closely linked to performance and with the Company's strategy to meet the challenges of an ever-changing marketplace. The Company cannot guarantee continuation of the LTIP in its current format, nor can it guarantee annual grant levels to individual participants. At the IPO, Agere will adopt its own Long Term Incentive Plan and it is currently expected that all stock option grants to you will be made from that plan.

HIRING INCENTIVE: In order to encourage you to join Agere, and to address your incentives you forfeit upon leaving your current employer, the Company will provide you with the following:

- We will ask the Stock Awards Committee to award you a stock option grant of 300,000 Agere stock options at the IPO. The term of the option will be ten years, with vesting over a four-year period from the date of the grant as follows: 25% vests one year after the grant date and the remaining options vest monthly in equal mounts over the next 36 months. The option price will be equal to 100% of the Agere IPO price. The specific terms of your stock options will be contained in the Agere Long Term Incentive Plan document and in your individual Stock Option Agreement. You will receive your Agreement after the Committee approves your grant at the time of the IPO.

- We will ask the Lucent Stock Awards Committee to approve a hiring grant of 15,000 Lucent Restricted Shares effective on your first day of active employment. Vesting will be 20% annually over a five-year period. The first vesting will occur 1 year after the grant date and each year thereafter. Under the terms of this grant, these shares will be converted from Lucent shares to Agere shares on the date of the IPO. Any future adjustment will be consistent with adjustments generally made to restricted shares granted to similarly situated employees. In the event of a Company initiated termination other than for "cause" (as defined below) the shares will vest 100%.

- The Company will provide you with a cash sign-on bonus of $270,000 to address the calendar year 2000 annual and long-term incentive awards you will forfeit upon leaving your current employer. It also comprehends the forfeiture of your interest in other unvested long-term performance awards that would be payable in future years. The sign-on bonus, less applicable taxes, will be payable on or about March 1, 2001. This payment will not be made if you voluntarily resign from your position with the Company prior to the time it is due.

Amounts paid under this hiring incentive section are not considered earnings for employee benefit purposes.

SEVERANCE BENEFIT: In the event of any Company initiated termination other than for "cause" (as defined below) under the Company's officer severance policy you will be entitled to a severance payment equal to two times your base salary and target incentive in effect at the time of termination.

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Mark T. Greenquist
December 15, 2000
Page 3


In addition, if the spin-off does not occur by March 1, 2002, and the Company does not offer you continued employment as an officer at least at the same salary and target incentive level, you would be eligible to receive the severance benefit described above.

Such severance payment as described above, will be conditioned upon you signing a release and agreement not to sue the Company or any affiliate of the Company. The form of this release and agreement will be the same as the standard release then in use for Company officers.

For purposes of this employment letter, "cause" shall be defined as follows: (1) your conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company, or (3) violation of Lucent's Business Guideposts - the Company's Code of Conduct (or successor document).

SPECIAL PAYMENT: In order to address the unlikely possibility that the spin-off does not occur prior to March 1, 2002, which could diminish the scope of your responsibilities as EVP & CFO, you would be eligible to receive a cash payment of $680,000 (less applicable taxes) on March 1, 2002, if, by that time, you remain employed with Lucent Technologies.

OFFICER AND GENERAL EMPLOYEE BENEFITS PLANS: ATTACHMENT A is a summary of benefits available to you under the current officer and general employee benefit plans. A Benefits representative will personally meet with you to review these benefit plans.

RELOCATION PLAN: You will be eligible for the standard relocation package. However, before we can commit to specifics we will need more details concerning your current situation in Switzerland.

CONFIDENTIALITY OF AGREEMENT: It is agreed and understood that you will not talk about, write about or otherwise disclose the terms or existence of this employment letter or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this letter with your family, legal and/or financial counselor.

CONTINGENCY OF OFFER: This offer of employment is contingent upon the successful completion of reference checks and upon your meeting our medical requirements. Our medical review includes an evaluation of your Pre-placement Health Questionnaire, a mandatory drug screen, and a physical examination. A positive drug screen result will automatically mean rescission of this employment offer.

This letter supersedes and completely replaces any prior oral or written communication about your employment with Agere. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at the Company is by mutual consent ("Employment-At-Will"). This means that managers have the right to terminate their employment at any time and for any
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Mark T. Greenquist
December 15, 2000
Page 4



reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time for any reason.

BENEFIT PLAN TERMS: The incentive plans as well as the employee and officer benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans and programs, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice. Moreover, the very brief summaries contained herein are subject to the terms of such plans, programs and practices. If there is any difference between these summaries and the formal plan documents, the provisions of the plan documents will prevail.

For purposes of the officer and employee benefits plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and actual short term incentive awards. Other pay-related benefits are based either on base salary or base salary plus the target award under the short term plan. All other compensation and payments reflected in this offer are not included in the calculation of any employee or officer benefits (except for the Deferred Compensation Plan which currently permits the deferral of base salary and certain incentives).

NON-COMPETITION: The Supplemental Pension Plan, the Deferred Compensation Plan and the Executive Life Insurance Plan are subject to non-compensation constraints.

PROPRIETARY INFORMATION AND EMPLOYMENT LIMITATIONS: By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to your previous employer will be disclosed or used by you at the Company, and that no such information, whether in the form of documents, memoranda, software, drawings, etc. will be retained by you or brought with you to the Company, and
(2) you have brought to the Company's attention and provided it with a copy of any agreement which may impact your future employment at the Company, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions, and that you certify that you have no restrictions under any agreement of this type that would impact this work assignment at Agere.

If you agree with the foregoing, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, please sign this letter in the space provided below and mail the original executed copy to me at your earliest convenience.

Mark, we would be very pleased to have you join the team and are excited about the opportunity we would have to achieve breakthrough results together at Agere. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in our marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me, Pam Kimmet, Vice President, Compensation and Benefits on (908) 582-8557 or Pat Matthews of our Executive Compensation and Benefits group on (908) 582-6468.



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Mark T. Greenquist
December 15, 2000
Page 5



I look forward to your response.



Sincerely,


/s/ John T. Dickson
John T. Dickson
President and CEO (designate)
Agere Systems Inc.



/s/ Mark T. Greenquist             15.12.00
Acknowledged and Agreed to:        Date
Mark T. Greenquist



Attachment